Exhibit 10.2
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
     This Agreement, made this 2nd day of January 2007 by and between THE CONNECTICUT WATER COMPANY (hereinafter referred to as the “Employer”) and MARSHALL T. CHIARALUCE (hereinafter referred to as the “Employee”).
WITNESSETH THAT:
     WHEREAS, the Employee is and is expected to render valuable services to the Employer, and
     WHEREAS, the Employer desires to ensure that it will have the benefit of the Employee’s services until he reaches retirement, and
     WHEREAS, the Employer wishes to assist the Employee in providing for the financial requirements of the Employee in the event of his retirement, disability or death; and
     WHEREAS, the Company and the Employee entered into a Supplemental Executive Retirement Agreement dated December 16, 1991, as amended by a First Amendment dated August 13, 1999, and a Second Amendment dated December 17, 2003; and
     WHEREAS, the parties wish to amend and restate the Supplemental Retirement Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and to change certain definitions.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree to enter into this Amended and Restated Supplemental Executive Retirement Agreement, as follows:
1.	SUPPLEMENTAL RETIREMENT BENEFIT
     a. Normal or Deferred Retirement. If, upon or after the Employee’s attainment of age 65, the Employee’s employment shall be terminated and he shall be eligible to receive a benefit under The Connecticut Water Company Employees’ Retirement Plan (hereinafter referred to as the “Retirement Plan”), the Employee shall be entitled to receive pursuant to this Agreement a benefit having a value equal to an annual benefit for his life of (a) 60% of the Employee’s Average Earnings reduced by (b) the annual benefit payable to the Employee under the Retirement Plan in the form of a single life annuity for the life of the Employee (whether or not the benefit under the Retirement Plan is actually paid in such form), commencing at the same time as of which benefits commence hereunder, and further reduced by (c) the annual benefit payable to the Employee, under the South Central Connecticut Regional Water Authority Salaried Employees’ Retirement Plan, in the form of a single life annuity for the life of the Employee (whether or not the benefit under such Plan is actually paid in such form) commencing at the same time as of which benefits commence hereunder. Such benefit will be payable in accordance with Section 2 below. The date as of which benefits commence hereunder is the first day of the month following the Employee’s retirement, even though actual payment is delayed in accordance with Section 2 hereof.
     b. Early Retirement. If, upon or after the Employee’s attainment of age 55 and prior to attainment of age 65, the Employee’s employment shall be terminated and he shall be eligible to receive a benefit under the Retirement Plan, the Employee shall be entitled to receive pursuant to this Agreement a benefit having a value equal to an annual benefit for his life of (a) 60% of the Employee’s Average Earnings reduced by (b) the annual benefit payable to the Employee under the Retirement Plan in the form of a single life annuity for the life of the Employee (whether or not the benefit under the Retirement Plan is actually paid in such form) commencing at age 65 (whether or not the benefit under the Retirement Plan commences at such time) and further reduced by (c) the annual benefit payable to the Employee under the South Central Connecticut Regional Water Authority Salaried Employees’ Retirement Plan, in the form of a single life annuity for the life of the Employee (whether or not the benefit payable under such Plan is actually payable in such form) commencing at age 65 (whether or not the benefit under such Plan commences at such time). If such benefit shall commence to be paid prior to the Employee’s attainment of age 62, such benefit shall be reduced by 4% for each complete year by which the date of benefit commencement precedes his attainment of age 62. Such benefit shall be paid in accordance with Section 2 below.
     c. For purposes of a. and b. above, “Average Earnings” shall have the meaning set forth in the Retirement Plan, except that in determining Average Earnings, Annual Earnings (as defined in the Retirement Plan) shall not be limited to the OBRA ‘93 annual compensation limit, the annual compensation limit imposed under the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), or any similar limit on annual compensation under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), imposed by any future legislation.
     In determining Average Earnings, if the Employee retires under this Agreement on or after attainment of age 62, Annual Earnings shall also include the value of all of the following: (1) Cash Units, (2) Restricted Stock, (3) Performance Shares awarded to a Participant under the Connecticut Water Service, Inc. Performance Stock Program (the “Program”) for any year in which such awards are made, including awards made prior to the time the change in the definition of Average Earnings was adopted, and (4) Director’s fees paid to Employee not otherwise included in the definition of Average Earnings, including such fees paid prior to the date of this Amended and Restated Agreement. Notwithstanding the foregoing, in no event shall awards which are long-term awards or PARSAs be taken into account in determining Average Earnings. The value of such awards (other than long-term awards or PARSAs) shall be included within Annual Earnings in the year in which such amounts are finally determined and actually awarded, and Director’s fees shall be taken into account in the year paid. Such amounts, if credited to a Performance Share Account, shall not be counted a second time when payment is made from such Account.

     The calculation of the benefit set forth in a. and b. above, and of all other benefits payable under this Agreement, shall be performed by the Committee under the Retirement Plan, and the calculations and interpretations of such Committee shall be final and binding on the parties hereto.
     The Employee will not be deemed to have retired unless he has experienced a separation from service as defined in Section 409A of the Code.
     d. Disability Benefit. If the Employee’s employment shall be terminated by a disability such that the Employee is considered eligible for a full disability pension under the provisions of the Social Security Act, the Employee shall be entitled to receive pursuant to this Agreement a benefit having a value equal to an annual benefit for his life calculated in the manner set forth in b. above; provided, however, that the reduction factor pursuant to b. above shall be .72 if the Employee’s benefit commencement date precedes age 62 by more than 7 complete years. The Employee will not be deemed to have terminated employment unless he has experienced a separation from service as defined in Section 409A of the Code. Such benefit shall be paid in accordance with Section 2 below.
     e. Absence of Other Benefits. No benefits shall be paid to the Employee pursuant to this Agreement other than as provided in a. through d. above.
     2. TERMS AND CONDITIONS OF BENEFIT. The annual lifetime benefit calculated in accordance with Section 1 hereof shall be paid in monthly installments on the first day of each month. Such installments paid pursuant to 1.a, 1.b or 1.d shall be calculated as if the were to commence to be paid on the first day of the first month following the Employee’s retirement or termination of employment. However, actual payment will commence on the first day of the eighth (8th) month following the date of the Employee’s retirement or termination of employment, although the first payment shall include all payments that would have been made had payments commenced on the first day of the month following the Employee’s retirement or termination of employment. The first installment made pursuant to 1.a., 1.b. or 1.d shall be equal to eights (8) such installments.
     The form in which the benefit hereunder shall be paid is, if the Employee is unmarried, an annuity for the life of the Employee only and, if the Employee is married, an annuity for the life of the Employee with the provision that after the Employee’s death, 50% of the annual benefit that was payable to the Employee shall be continued to the Employee’s surviving spouse for life (a “Joint and Survivor Annuity”). The benefit payable as a Joint and Survivor Annuity shall be calculated by applying to the benefit calculated in accordance with Section 1.a., 1.b. or 1.d. hereof, as appropriate, the factors for the 50% contingent annuity option set forth in the Retirement Plan.
     Monthly installments of benefits shall cease to be paid as of the first day of the month following the date of the Employee’s death, unless a Joint and Survivor Annuity was then in effect, in which event the installments shall cease as of the first day of the month following the death of the Employee’s surviving spouse.

     3. DEATH BENEFIT. If the Employee has attained age 55 while in service with the Employer and dies thereafter but prior to the commencement of benefits pursuant to this Agreement, and if the Employee’s spouse or other beneficiary is entitled, to a death benefit under the Retirement Plan, said spouse or other beneficiary shall be entitled to receive a death benefit pursuant to this Plan. However, if the Employee is survived by his spouse, such spouse shall be deemed to be entitled to receive a spousal pre-retirement death benefit under the Retirement Plan even if a waiver of such spousal pre-retirement death benefit is in effect under such Plan. The amount of said death benefit shall be determined as if the Employee had retired on the day prior to his death with either a Joint and Survivor Annuity in effect, if his spouse survives him, or a five years certain and life annuity (as described in the Retirement Plan) in effect, if his spouse does not survive him. If the benefit is determined under a Joint and Survivor Annuity, installment payments shall begin on the first day of the first month following the Employee’s death. If the benefit is determined under a five years certain and life annuity, it shall be paid in an actuarially equivalent lump sum, as determined by the Committee under the Retirement Plan using the appropriate factors set forth in the Retirement Plan. Such lump sum payment shall be made on the fifteenth (15th) day following the Employee’s death.
     No other death benefits shall be payable in the event of the Employee’s death prior to the commencement of benefits hereunder.
     4. LIMITATION OF BENEFIT. If the Employee’s employment shall be terminated for cause involving fraud, dishonesty, moral turpitude, gross misconduct, gross failure to perform his duties, or disclosure of secret or other confidential information of the Employer to any competitor or to any person not authorized to receive such information, neither the Employee, his spouse nor his estate shall be entitled to receive any benefit under this Agreement.
     5. ABSENCE OF FUNDING. Benefits payable pursuant to this Agreement shall not be funded, and the Employer shall not be required to segregate or earmark any of its assets for the benefit of the Employee, his spouse or his estate. Such benefits shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Employee, his spouse or his estate, and any attempt to anticipate, alienate, transfer, assign or attach these benefits shall be void. The Employee, his spouse or his estate shall have only a contractual right against the Employer for the benefits hereunder and shall have the status of general unsecured creditors. Notwithstanding the foregoing, in order to pay benefits pursuant to this Agreement, the Employer may establish a grantor trust (hereinafter the “Trust”) within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended. Some or all of the assets of the Trust may be dedicated to providing benefits to the Employee, his spouse or his estate pursuant to this Agreement, but, nevertheless, all assets of the Trust shall at all times remain subject to the claims of the Employer’s general creditors in the event of the Employer’s bankruptcy or insolvency.
     6. MISCELLANEOUS.
     a. This Agreement may be amended at any time by mutual written agreement of the parties hereto, but no amendment shall operate to give the Employee, his spouse, his estate or any other beneficiary, either directly or indirectly, any interest whatsoever in any funds or assets of the Employer, except the right to receive the payments herein provided and the right to receive such payments from assets held in the Trust.
     b. This Agreement shall not supersede any other contract of employment, whether oral or in writing, between the Employer and the Employee, nor shall it affect or impair the rights and obligations of the Employer and the Employee, respectively, thereunder. Nothing contained herein shall impose any obligation on the Employer to continue the employment of the Employee.
     c. This Agreement shall be construed in all respects under the laws of the State of Connecticut.
     (d) This Agreement has been prepared with reference to Section 409A of the Internal Revenue Code and should be interpreted in a manner consistent with Section 409A. In the event that any part of the Agreement is determined to be in violation of 409A, such part of the Agreement shall be automatically revised to be in compliance with Section 409A in such way as most closely approximates the intent of the parties.
     IN WITNESS WHEREOF, the Employer and the Employee have executed this Agreement as of the day and year above written.

THE CONNECTICUT WATER COMPANY

By	/s/ Michele G. DiAcri

Its Assistant Corporate Secretary

/s/ Marshall T. Chiaraluce

Marshall T. Chiaraluce